UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 4, 2011

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois	000-51280	36-3297908
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

22 West Washington Street
Chicago, Illinois	60602
(Address of principal executive offices)	(Zip Code)

(312) 696-6000

(Registrant’s telephone number, including area
code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.     Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.’s policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on March 4, 2011.

Caution Concerning Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, general industry conditions and competition, including current global financial uncertainty; the impact of market volatility on revenue from asset-based fees; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; financial services industry consolidation; a prolonged outage of our database and network facilities; challenges faced by our non-U.S. operations; and the availability of free or low-cost investment information.

A more complete description of these risks and uncertainties can be found in our Annual Report on Form 10-K for the year ended December 31, 2009. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

Investor Questions and Answers: February 2011

We plan to make written responses available addressing investor questions about our business on the first Friday of every month. The following answers respond to selected questions received through February 1, 2011. We intend to answer as many questions as time allows, although we will not answer product support questions through this channel. We may wait to respond to a given question until the following month if we need more time to research the answer.

If you would like to submit a question, please send an e-mail to investors@morningstar.com, contact us via fax at 312-696-6009, or write to us at the following address:

Morningstar, Inc.

Investor Relations

22 W. Washington

Chicago, IL 60602

Recent Management Changes

1.             In the past few months Tao Huang and Patrick Reinkemeyer have stepped down from senior roles. It seems their responsibilities are being shifted amongst the existing management team. Is there any similar pattern behind these departures? Are you conducting a search to replace these executives? Do you expect more senior level departures?

Patrick Reinkemeyer, who formerly served as president of Morningstar Associates, left the company in mid-December. Tao Huang, our chief operating officer, left Morningstar at the end of January.

While it’s difficult to see talented people leave, we’ve had very little turnover among the management ranks over the past 20 years, so it’s natural to see some departures eventually. With regard to Tao, he has spent the past 19 years helping develop a team of individuals to lead their divisions independently. Because our division presidents already have significant responsibility and report directly to Joe Mansueto, we don’t expect his departure to leave any short-term gaps in our organization. We do not plan to hire another chief operating officer, but we are conducting a search for a chief technology officer (CTO). The CTO will be responsible for some of the areas Tao previously oversaw.

Similarly, as our Investment Management business has grown, it makes sense to have one leader responsible for overseeing all of these operations. This will simplify our structure for our operations as well as for our clients. Peng Chen is now heading up all of our global investment management operations, so we aren’t conducting a search to replace Patrick’s role.

We believe our leadership team is stable. It’s always a possibility with any company that senior leaders might leave, though.

2.             Will the severance for Tao Huang be recognized in 4Q10 or 1Q11? Could you describe in a bit more detail the nature of the consulting work Mr. Huang will be performing?

We are recognizing the cost for Tao’s separation agreement (which we filed as an 8-K on January 28) in the first quarter of 2011. Tao will remain available to help us evaluate potential acquisitions and investments, ensure the smooth transition of information technology to the new chief technology officer, and assist with various projects Joe Mansueto wants him to tackle.

3.             How does the recent departure of Tao Huang impact your decentralized corporate structure? Will he be replaced in the near-term? Are there internal candidates or will there be an external search? Can you be explicit how his departure will impact the flow of information from product and regional heads up through to Mr. Mansueto?

As mentioned above, we don’t plan to hire a new chief operating officer. We’re conducting a search for a chief technology officer and are considering both internal and external candidates.

Our information technology team, corporate sales group, and LIM previously reported to Tao. Each of these teams has had full-time leadership, in addition to Tao, dedicated to them. Until we hire a chief technology officer, information technology will report to Joe. Corporate sales now reports to Scott Cooley, chief financial officer, and LIM is now part of Morningstar’s data division, led by Liz Kirscher. We don’t anticipate any disruption in the flow of information for these functions and expect no changes in information flows from other product and regional heads, which will continue through their normal channels.

Sources of Revenue

4.             Could you decompose the proportion of your revenue into the following buckets: contracts/licenses, subscriptions, asset-based, and other for the first nine months of 2010?

For the first nine months of 2010, approximately 65% of our revenue base was from contracts and licenses, 12% was from asset-based fees, 17% was from subscriptions, and the remaining 6% was from “other” sources. The “other” category mainly includes Internet advertising sales, setup fees, and other one-time fees.

Renewal Rates

5.             Could you provide some color on renewal rates in specific products including licensed data, Advisor Workstation, Direct, and investment consulting? Trying to see what retention looks like below the aggregated level for contracts/licensed products?

We don’t report renewal rates at the product level, but we can give you some general color. Renewal rates for these products have generally ranged from about 90% to more than 100% in dollar terms, with Advisor Workstation on the high end, followed by Licensed Data, Investment Consulting, and Morningstar Direct.

Historical Revenue

6.             Could you provide the dollar amount of annual revenue going back 20 years?

Sure, here you go:

Year	Revenue $(000)
1990	2,351
1991	4,129
1992	11,153
1993	21,178
1994	30,856
1995	30,578
1996	31,724
1997	39,073

1998	43,287
1999	51,975
2000	74,973
2001	91,230
2002	109,619
2003	139,496
2004	179,658
2005	227,114
2006	315,175
2007	435,107
2008	502,457
2009	478,996

Illinois State Income Taxes

7.             With Illinois state taxes set to rise, what do you think will be the impact on your tax rate and the potential earnings impact? If you can’t discuss this prospectively, can you provide a sense on what the new state rate would have done to your overall tax rate and earnings in the past 12 months?

We recalculated our 2009 tax return amounts assuming the new tax rate, and believe the impact of this change would have been nominal. Because a significant percentage of our business is from clients outside of Illinois, our apportionment percentage to Illinois is relatively low. As a result, we estimate that the increase to our state taxes in 2009 would have been less than $300,000.

8.             Can you comment how the recent state corporate tax hike in Illinois impacts your financials?  What magnitude would you expect your tax rate to increase related to this one item?  What proportion of earnings is subject to Illinois state tax currently?  What are some strategies you may be able to employ to mitigate the impact of this tax increase?

Please see our response to question #7 above.

Competition

9.             Besides Lipper, S&P, and maybe Strategic Insight, whom else would you consider a formidable competitor in domestic fund research?  Could you describe the competitive environment for fund research in other major fund markets and whom you typically compete with, particularly in UK, Japan, France, off-shore Eurofunds, Australia, China, etc?

In the United States, we believe we’re the only company publishing independent qualitative analyses of mutual funds for a broad audience. However, there are numerous in-house teams of fund analysts that sit within private client groups, brokerage platforms, consulting firms, and insurance companies.

The competitive environment for fund research in other markets varies by region. In the past, we faced tough competition from local fund research providers, but we’ve made great progress over the past couple of years extending our fund research efforts and brand awareness outside the United States.

The table below shows some of the companies we compete with (in various ways and degrees) in major markets outside the United States.

Country/Region	Competitors
Asia	Mercer Standard & Poor’s
Australia	Lonsec Mercer Standard & Poor’s Van Eyk Research Zenith
France	Europerformance
Germany	Feri Euroratings FWW Group Sauren Fonds Rating Telos
India	ICRA S&P Crisil Value Research
Italy	Blue Rating
South Africa	Plexus Asset Management
Central and South America	Standard & Poor’s
United Kingdom	BestInvest Financial Express Hargreaves Lansdown

10.      Do you consider CapitalIQ a competing product versus Morningstar Direct?  Why or why not?

Although the two products share some capabilities, we don’t consider Capital IQ a close competitor for Morningstar Direct at this point. Capital IQ focuses on company-level data, as well as market analysis and information on corporate executives and board members. Morningstar Direct has more of an investment focus and gives institutional investors access to research and data on the complete range of securities in our database.

Offshore Centers

11.      Remind me the timeline on the completion of the new Shenzhen off-shore facility as well as the one in New Delhi?  Upon completion of these [projects], what will be your total headcount capacity in the China/ India data management /software development areas and what is the level of staffing in those areas today in aggregate?

All of our Shenzhen employees have moved to our new facility, where we have capacity for about 1,050 employees. In Shenzhen we have approximately 850 employees and operate a single shift per day.

We have offices in Mumbai, India, with 114 employees, and New Delhi, India, with 141 employees. Our new facility in Mumbai can accommodate about 300 employees operating two shifts. In New Delhi, we have capacity for about 225 employees operating two shifts.

Equity Research

12.      Can you quantify or at least qualitatively talk about the how the average fees per organization earned from institutional equity research has evolved since this initiative began? What I’m attempting to understand is your momentum in not just keeping existing business but expanding the relationship and how clients may be responding once they are introduced to the product. I saw a retention figure in a prior presentation but does this reflect net-downs/net-ups in terms of revenue dollar amounts? Are generally clients adding services once they are introduced?  Has this fluctuated and/or accelerated more recently?

We’ve steadily increased our average selling price since launching this line of business. In 2010, our renewal rate was approximately 90%, reflecting both increases and decreases in dollar amounts for individual contracts. One third of the clients that were up for renewal did so at a higher price point and/or service level.

13.      I may have asked this already and apologize if I did, can you quantify the pipeline in institutional equity research at year end versus the investor day and the prior year end?  Can you update us on some of the metrics you put in your investor day presentation from May such as number of contracts and 2010 new clients?

We don’t plan to update these metrics on a regular basis; however, our institutional equity research business had a strong year in 2010. Both revenue and the number of new clients increased significantly for the first nine months of 2010 compared with the same period in 2009.

Third-Party Data Content

14.      What are the initial types of third-party data you are looking to add to your data content? What is the longer term plan in regards to this initiative in terms of the magnitude of third-party data you plan to add to your portals?

We currently provide information on numerous third-party indexes through our software platforms, and we plan to add third-party fixed-income data. We also aggregate energy, financial, and commodity data from more than 200 data sources through LIM, which we acquired in 2010. We expect to continue expanding the range of third-party data included in our other platforms based on client demand.

Managed Retirement Accounts

15.      Can you provide an update on your retirement-account management business? Have you changed or expanded your sales and marketing approach there to better compete with Financial Engines? Can you provide an update on your current market share in this business versus Financial Engines and what you see as the key competitive advantages/challenges you have over the next three to five years here?

We believe we’re well-positioned to provide retirement plan providers and sponsors with independent advice and managed account services and are working to expand our reach in this area. We currently have more than 690,000 participants participating in our managed retirement accounts with average account balances near $27,000. As reported in its third-quarter 2010 earnings release, Financial Engines had 463,000 members in professionally managed accounts with average account balances near $73,500. Under Peng Chen’s new leadership of our global Investment Management division, we plan to work with our clients to raise our adoption rates and average account balances through increased service and focused sales and marketing activities to plan participants and sponsors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: February 4, 2011	By:	/s/ Scott Cooley
	Name:	Scott Cooley
	Title:	Chief Financial Officer